Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8, No. 333-119370 and 033-60845, of Wilshire Enterprises, Inc. of our report, dated March 31, 2009, with respect to the consolidated financial statements and financial statement schedule of Wilshire Enterprises, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 31, 2009